As filed with the U.S. Securities and Exchange Commission on June 23, 2023

Registration No. 333-272367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WARRANTEE INC.

(Exact name of Registrant as specified in its charter)

Japan	7380	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Warrantee Inc.

1103, Kitahama Craft

2-4-1 Doshomachi, Chuo-ku

Osaka City, Osaka 541-0045, Japan

Tel: +81(0)6-6227-8775

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Ying Li, Esq.	Michael J. Blankenship, Esq.
Guillaume de Sampigny, Esq.	Winston & Strawn LLP 800
Hunter Taubman Fischer & Li LLC	Capitol St., Suite 2400
950 Third Avenue, 19th Floor	Houston,
New York, New York 10022	Texas 77002
Tel: (212) 530-2206	Tel: (713) 651-2678

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company ☒

If an emerging growth company that prepares its financial statements in accordance with GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Warrantee Inc. is filing this Amendment No. 2 (this “Amendment No. 2”) to the Registration Statement on Form F-1 (Registration No. 333-272367), originally filed on June 2, 2023 (the “Registration Statement”), as an exhibit-only filing solely to file the form of underwriting agreement as Exhibit 1.1. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibit being filed with this Amendment No. 2. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The Companies Act makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors and corporate auditors. Section 10 of the Civil Code, among other things, provides in effect that:

13.1	Any director or corporate auditor of a company may demand advance payment of expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor;

13.2	If a director or a corporate auditor of a company has defrayed any expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor, the director or corporate auditor may demand reimbursement therefor and interest thereon after the date of payment from such company;

13.3	If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of such company, the director or corporate auditor may require such company to perform it in the director or corporate auditor’s place or, if it is not due, to furnish adequate security; and

13.4	If a director or a corporate auditor, without any fault on the director or corporate auditor’s part, sustains damage through the management of the affairs of such company, the director or corporate auditor may demand compensation therefor from such company.

In accordance with Article 28 and Article 33 of our articles of incorporation, and pursuant to the provisions of Article 427 of the Companies Act, we are authorized to enter into agreements with non-executive directors and corporate auditors, respectively, to limit his or her liability to our Company for loss or damage arising from the conduct specified under Article 423 of the Companies Act; provided that, the amount of such limited liability is either: (i) an amount determined in advance by the Company within the scope specified in the articles of incorporation, or (ii) the amount stipulated in applicable laws and regulations, whichever is higher.

In addition, our articles of incorporation include limitation of liability provisions, pursuant to which we can exempt, by resolution of our board of directors, our directors and corporate auditors from liabilities arising in connection with any failure to execute their respective duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), within the limits stipulated by applicable laws and regulations including Article 426, Paragraph 1 of the Companies Act.

We plan to procure and maintain, at our expense, a directors’ and officers’ liability insurance policy for each of our directors and corporate auditors after the completion of this offering. The policy will insure each of our directors and corporate auditors against certain liabilities that they may incur in their capacity as a director or corporate auditor.

The Company has entered into a limitation of liability agreement with each of our directors and corporate auditors except our Chief Executive Officer and Chief Financial Officer, namely, Messrs. Kanazawa, Kato, Todoroki, and Hasumi, and Mses. Horiguchi and Takahashi. Pursuant to the agreements, their liability to our Company for loss or damage arising from the conduct specified under Article 423 of the Companies Act shall be limited in accordance with provisions of the Companies Act.

Item 7. Recent Sales of Unregistered Securities.

During the three-year period preceding the date of filing this registration statement, we have issued securities in the transactions described below without registration under the Securities Act.

•	In January 2021, we granted Fourth Series stock options to purchase a total of 382 common shares to certain employees, directors, and advisors, at an exercise price of ¥167,000.

•	In March 2021, we granted Fourth Series stock options to purchase a total of 291 common shares to certain employees, directors, and advisors, at an exercise price of ¥167,000.

The offers, sales, and issuances of the securities described above were exempt from registration either (i) under Regulation S promulgated under the Securities Act in that offers, sales, and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (ii) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation.

Item 8. Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

3.1**	Articles of Incorporation of the Registrant (English translation)

4.1**	Form of Deposit Agreement among the Registrant, the depositary, and the owners and holders of ADSs issued thereunder

4.2**	Specimen American Depositary Receipt of the Registrant (included as Exhibit A in Exhibit 4.1)

5.1**	Opinion of Todoroki Law Office regarding the validity of common shares being registered

10.1**	Agency Agreement between the Registrant and Paygene Co., Ltd., dated April 1, 2021 (English translation)

10.2**	Memorandum of Amendment between the Registrant and Paygene Co., Ltd., dated December 22, 2021 (English translation)

10.3**	Agency Agreement between the Registrant and Beauken Co., Ltd. dated May 27, 2022 (English translation)

10.4**	Agency Agreement between the Registrant and Connect Plus Co., Ltd. dated May 30, 2022 (English translation)

10.5**	Agency Agreement between the Registrant and Y’s, Inc. dated May 30, 2022 (English translation)

21.1**	List of Subsidiaries of the Registrant

23.1**	Consent of BF Borgers CPA PC, independent registered public accounting firm

23.2**	Consent of Todoroki Law Office (included in Exhibit 5.1)

24.1**	Powers of Attorney

99.1**	Request for Waiver and Representation under Item 8.A.4 of Form 20-F

107**	Filing Fee Table

*     Filed herewith

** Previously filed

(b)	Financial Statements Schedules

See our Consolidated Financial Statements starting on page F-1. All other schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned registrant (“Registrant”) hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The Registrant hereby undertakes:

(1)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Osaka City, Japan on June 23, 2023.

WARRANTEE INC.

By:	/s/ Yusuke Shono
	Name:	Yusuke Shono
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yusuke Shono	Chief Executive Officer and Director	June 23, 2023
Yusuke Shono	(Principal Executive Officer)

/s/ Yumi Matsudaira	Chief Financial Officer	June 23, 2023
Yumi Matsudaira	(Principal Financial and Accounting Officer)

*	Director	June 23, 2023
Takashi Kanazawa

*	Director	June 23, 2023
Takashi Kato

*	Director	June 23, 2023
Takeshi Todoroki

*By:	/s/ Yusuke Shono
	Name:	Yusuke Shono
Attorney-in-fact

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Warrantee Inc. has signed this registration statement on June 23, 2023.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Sr. Vice President on behalf of Cogency Global Inc.